Exhibit 99.1

MID PENN BANCORP, INC. TO ACQUIRE

WILLIAM PENN BANCORPORATION

HARRISBURG, PENNSYLVANIA (November 1, 2024) - Mid Penn Bancorp, Inc. (NASDAQ: MPB) (“Mid Penn”) and William Penn Bancorporation (“William Penn”) (NASDAQ: WMPN) jointly announced today that they have entered into a definitive agreement and plan of merger, pursuant to which William Penn will merge with and into Mid Penn (the “Merger”) in an all-stock transaction valued at approximately $127 million, based on Mid Penn’s closing stock price as of October 30, 2024. The Merger has been approved unanimously by each company’s board of directors and is expected to close in the first half of 2025. Completion of the transaction is subject to customary closing conditions, including the receipt of required regulatory approvals and the approval of Mid Penn and William Penn shareholders.

Headquartered in Bristol, Pennsylvania, William Penn operates 12 branches across Pennsylvania and New Jersey. As of September 30, 2024, William Penn had approximately $812 million in total assets, $465 million in total loans and $630 million in total deposits. The Merger will create a powerful combined community banking franchise with approximately $6.5 billion in total assets, $5.0 billion in total loans and $5.5 billion in total deposits, based on financial data as of September 30, 2024.

“We are excited to welcome the William Penn shareholders, customers and employees to Mid Penn. As longstanding community banks headquartered in Pennsylvania, both Mid Penn and William Penn have grown to know and respect each other’s operating philosophy, dedication to providing best-in-class customer service and commitment to the communities in which we operate,” Mid Penn Chair, President, and Chief Executive Officer, Rory G. Ritrievi said. “This merger will bolster Mid Penn’s presence in the attractive greater Philadelphia metro area market, aligning with our strategic plan of disciplined growth in the southeastern region of Pennsylvania and the southern region of New Jersey. Together, we look forward to joining the two companies to expand our footprint and, in turn, enhance our ability to deliver for our customers, communities and shareholders.”

William Penn Chairman, President and Chief Executive Officer, Kenneth J. Stephon, said, “We are incredibly pleased to partner with Mid Penn in this strategic combination that allows our shareholders to participate in a fabulous long-term growth opportunity while also providing them with immediate value. The merger enables us to accelerate our growth far more rapidly than we could as an independent company, while also creating excellent value for our shareholders, customers, and employees.” Mr. Stephon will join Mid Penn’s Board of Directors and will become the Vice Chairman of Mid Penn Bank.

According to the terms of the merger agreement, shareholders of William Penn will receive 0.4260 shares of Mid Penn common stock for each share of William Penn common stock. Additionally, all options of William Penn will be rolled into Mid Penn equivalent options. Based on Mid Penn’s closing stock price of $31.88 per share as of October 30, 2024, the implied transaction value is approximately $13.58 per William Penn share, or $127 million, in the aggregate. The merger is expected to be immediately accretive to Mid Penn’s estimated earnings per share and to have a positive long-term impact on Mid Penn’s key profitability and operating ratios.

Stephens Inc. is serving as Mid Penn’s exclusive financial advisor, and Pillar + Aught is serving as its legal advisor. Keefe, Bruyette & Woods, A Stifel Company, rendered a fairness opinion to Mid Penn’s board of directors. Piper Sandler & Co. is serving as William Penn’s exclusive financial advisor and rendered a fairness opinion to William Penn’s board of directors, and Kilpatrick Townsend & Stockton LLP is serving as its legal advisor.

ABOUT MID PENN BANCORP, INC.:

Mid Penn Bancorp Inc. (NASDAQ: MPB), headquartered in Harrisburg, Pennsylvania, is the parent company of Mid Penn Bank, a full-service commercial bank. Mid Penn operates 45 retail locations throughout Pennsylvania and central New Jersey, has total assets of approximately $5 billion, and offers a comprehensive portfolio of financial products and services to the communities it serves. To learn more, please visit www.midpennbank.com.

ABOUT WILLIAM PENN BANCORPORATION:

William Penn Bancorporation (NASDAQ: WMPN), headquartered in Bristol, Pennsylvania, is the parent company of William Penn Bank and provides community banking services to individuals and small – to medium-sized businesses in the Delaware Valley area. William Penn currently conducts business through 12 branch offices located in Pennsylvania and New Jersey.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to Mid Penn and William Penn, or other effects of the proposed Merger of Mid Penn and William Penn. Forward-looking statements are typically identified by words such as “believe,” “approximately,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. These forward-looking statements may include the expectations relating to the anticipated opportunities and financial and other benefits for the proposed Merger between Mid Penn and William Penn, and the projections of, or guidance on, Mid Penn’s or the combined company’s future financial performance, asset quality, liquidity, capital levels, expected levels of future expenses, including future credit losses, anticipated growth strategies, descriptions of new business initiatives and anticipated trends in Mid Penn’s business or financial results. Mid Penn and William Penn are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements are made only as of the date of this press release, and neither Mid Penn nor William Penn undertakes any obligation to update any forward-looking statements contained in this presentation to reflect events or conditions after the date hereof. Actual results may differ materially from those described in any such forward-looking statements.

In addition to factors previously disclosed in the reports filed by Mid Penn and William Penn with the SEC and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Merger Agreement entered into between Mid Penn and William Penn; the ability to obtain regulatory approvals and satisfy other closing conditions to the Merger, including approval by shareholders of Mid Penn and William Penn; the outcome of any legal proceedings that may be instituted against Mid Penn or William Penn; the possibility that the Merger may be more expensive to complete than anticipated; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Merger; changes in Mid Penn’s share price before the closing of the Merger; risks relating to the potential dilutive effect of shares of Mid Penn company stock to be issued in the Merger; the timing of closing the Merger; difficulties and delays in integrating the business or fully realizing cost savings and other benefits; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of products and services; customer borrowing, repayment, investment and deposit practices; competitive conditions; economic conditions, including downturns in the local, regional or national economies; the impact, extent and timing of technological changes; changes in accounting policies or practices; changes in laws and regulations; other actions of the Federal Reserve Board and other legislative and regulatory actions and reforms; and any other factors that may affect future results of Mid Penn, William Penn and the combined company.

Important Additional Information About the Merger and Where to Find It

The proposed Merger transaction will be submitted to the shareholders of William Penn and Mid Penn for their consideration and approval. In connection with the proposed Merger transaction, Mid Penn will be filing with the SEC a registration statement on Form S-4, which will include a joint proxy statement of Mid Penn and William Penn and a prospectus of Mid Penn and other relevant documents concerning the proposed transaction. INVESTORS AND SHAREHOLDERS OF MID PENN AND WILLIAM PENN ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Mid Penn and William Penn, free of charge from the SEC’s Internet site (www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, free of charge, or by contacting Mid Penn Bancorp, Inc., 2407 Park Drive, Harrisburg, Pennsylvania, 17110, attention: Investor Relations (telephone (866) 642-7736); or William Penn Bancorporation, 10 Canal Street, Suite 104, Bristol, Pennsylvania 19007, attention: Kenneth J. Stephon, President and CEO (telephone (267) 540-8500).

No Offer or Solicitation

This communication not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed Merger and shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Participants in the Solicitation

Mid Penn, William Penn and their respective directors, executive officers, and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from Mid Penn and/or William Penn shareholders in connection with the proposed Merger transaction under the rules of the SEC. Information regarding the directors and executive officers of Mid Penn and William Penn is available in each company’s respective most recent definitive proxy statement filed with the SEC and other documents filed by Mid Penn and William Penn with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC, which may be obtained free of charge as described under the heading “Important Additional Information About the Merger and Where to Find It.”

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